EXHIBIT 4.3


                                EMPLOYEE STOCK PURCHASE PLAN

             The following is the complete text of the Plan, as amended to date:

             1.   Purpose
                 -------

           The purpose of the Employee Stock Purchase Plan (the "Plan") is to provide employees of TOYS "R" US, INC. ("TRU"), and each subsidiary of TRU which adopts this Plan with the consent of TRU (TRU and each such subsidiary hereinafter referred to as an "Employer"), with a convenient way to become shareholders of TRU. The Board of Directors of TRU (the "Board") believes that employee participation in the ownership of the business will help to achieve the unity of purpose essential to the continued growth of TRU for the mutual benefit of its employees and shareholders.

             2.   Effective Date of the Plan
                  --------------------------

             The Plan shall become effective on October 1, 1987.

             3.   Administration
                  --------------

             The Plan shall be administered by a Committee appointed by the Board, consisting of at least three individuals who may, but need not, be members of the Board. The Board may at any time and from time to time remove any member of the Committee, with or without cause, and appoint additional members of the Committee and fill vacancies, however caused, in the Committee. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

             4.   Eligibility
                  -----------

             All employees who have been continuously in the employment of an Employer for 90 days or more are eligible to participate in the Plan, except for employees covered by a collective bargaining agreement, unless the agreement specifically provides that such employees are eligible to participate in the Plan; provided, however, that executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, shall not be eligible to participate in the Plan.


             5.   Participation
                  -------------

             An eligible employee who wishes to participate in the Plan (a "Participant") shall execute a form to be furnished by the Committee indicating that such employee authorizes and instructs the employee's Employer to make regular payroll deductions from the employee's compensation to be applied to the purchase of TRU common stock ("Common Stock"). Such payroll deductions shall commence as soon as administratively feasible following receipt by the Committee of such authorization.

             6.   Payroll Deductions
                  ------------------

             The Employer shall maintain payroll deduction accounts for all Participants. Participants may authorize a payroll deduction of not less than $5.00 nor more than $100.00 per week, A Participant may at any time, but not more frequently than twice a year, increase or decrease and, at any time, may cease the Participant's payroll deduction by filing a new payroll deduction authorization form.

             7.   Contributions
                  -------------

             Each Employer shall contribute an amount equal to 10% of the Participant's contribution towards the purchase of the shares of Common Stock. Contributions may be made in cash or in treasury or authorized but unissued shares of Common Stock, or both. If shares are contributed, such shares shall be valued at the average purchase price paid by the Broker (as hereinafter defined) on the date shares are purchased (the "Purchase Date") by the Broker for the Plan from the funds contributed by the Participant's payroll deductions and by each Employer's cash contributions, if any. Shares contributed by TRU, if any, will be deemed contributed on the Purchase Date and will be delivered to the Broker for credit to the Accounts (as hereinafter defined) of the Participants promptly after the Broker advises
TRU of the average purchase price and number of shares to be delivered.

             8.   Purchase of Common Stock
                  ------------------------

             From time to time, but no less often than once a month, TRU, on behalf of each Employer, shall forward to the Broker the funds (i) from each Participant's payroll deductions, and (ii) the contributions in cash and, if any, Common Stock made by each Employer with respect to such payroll deductions. As soon as the Broker considers it advisable, it shall apply such funds to the purchase of Common Stock in the market or in private transactions at prevailing market prices for the Accounts of the Participants. The Broker shall also apply the contributions of Common Stock, if any, to the Accounts of the Participants. The Broker may also purchase all or any part of the Common Stock directly from TRU at a price equal to the average of the high and low composite sale prices of the Common Stock as reported by the Composite Tape Association to the time of the close of trading on the New
York Stock Exchange on the date of purchase.



             9.   Designation of Broker and Participant's Account With Broker
                  -----------------------------------------------------------

             TRU has designated Smith Barney, Inc. (the "Broker") to open an account for each Participant (an "Account"). TRU reserves the right to change such designation at any time without prior notice to Participants, and the Broker has reserved the right to terminate its services as Broker under the Plan at any time.

           Individual Account with Broker. The Broker shall open and maintain a separate Account for each Participant. A Participant may also use the Account for other purchases of TRU shares. A termination by a Participant of participation in the Plan will not, as such, also terminate the individuals Account with the Broker.

             Allocation of Shares to Participant. Shares purchased by the Broker and shares contributed by TRU, if any, shall be allocated to the individual Account established for each Participant, in proportion to the respective amounts received for such Participant's account. Allocations shall be made in whole shares and in fractional shares.

             Ownership of Shares. At the time of purchase and at the time of contribution of shares, if any, by TRU, each Participant shall immediately acquire full ownership of all whole shares and fractional shares purchased by the Broker, or contributed by TRU, for the Participant's Account. All shares shall be registered in the name of the Broker, or its nominee, and remain so registered until delivery or sale is requested by a Participant. A Participant may not require delivery of a certificate for a fractional share, but may instruct the Broker to sell the fractional share. A Participant may instruct the Broker at any time to deliver to the Participant a certificate for any or all of the Participant's shares in the Account without affecting participation in the Plan, and shall pay any Broker's charge for delivery of certificates.

            Sale of Shares by Participant. Subject to restrictions imposed by TRU or by applicable law, a Participant may instruct the Broker at any time to sell any or all of a Participant's shares in the Participant's Account, without affecting participation in the Plan.

            Distributions on TRU Common Stock. Cash dividends, if any, on TRU Common Stock shall be credited to the Account of the Participant. Any dividends paid in shares of Common Stock or any splits of shares of Common Stock which are received by the Broker on shares registered in the name of the Broker or its nominee shall be allocated to each Participant (to the nearest ten-thousandth of a share) in accordance with such Participant's interest in the shares in which the dividends or splits are paid, without charge. Any other securities or subscription rights distributed on shares of Common Stock may be retained or sold, and, in the event of such sale, the Broker's commission or markdown applicable to similar Accounts will be payable by the Participant. The proceeds will be applied in the same manner as a cash dividend.

             Confirmation of Transactions and Statements of Account from Broker. Each Participant shall receive from the Broker monthly statements of Account and shall also receive confirmation of current transactions as required by regulatory authorities.


             Communications from TRU and Voting of Shares. The Broker shall deliver to each Participant as promptly as practicable, by mail or otherwise, all notices of meetings, proxy statements and other material distributed by TRU to its shareholders. The whole shares in each Participant's Account shall be voted in accordance with the Participant's signed proxy instructions duly delivered to the Broker, or otherwise, in accordance with rules applicable to stock listed on the New York Stock Exchange.

             10.   Voluntary Termination of Participation in Plan
                   ----------------------------------------------

             A Participant may terminate participation in the Plan at any time by delivering to such Participant's Human Resources office written notice terminating such Participant's payroll deduction authorization, which shall become effective as soon as practicable after receipt.

             A Participant who terminates participation in the Plan may not re-enroll in the Plan for six months after such termination becomes effective.

             11.   Automatic Termination of Participation in Plan
                   ----------------------------------------------

             Participation in the Plan and payroll deduction authorizations terminate automatically without notice upon death or other termination of employment with the Employer.

             12.   Amendment of the Plan
                   ---------------------

             The Management Compensation and Stock Option Committee (the "Committee") may at any time, or from time to time, amend this Plan in any respect.

             13.   Termination of the Plan
                   -----------------------

             The Plan may be terminated at any time in the discretion of the Committee.

             14.   Governmental Regulations
                   ------------------------

             TRU's obligation to sell and deliver TRU Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such Stock.

             15.   Binding Effect
                   --------------

             This Plan shall be binding upon the parties hereto, their heirs, successors and assigns.



             16.   No Contract of Employment
                   -------------------------

             Neither the adoption nor continuation of the Plan, nor the enrollment or continuation of a Participant therein, shall be deemed to:
                  (a) give rise to any contract between any Employer and any employee; or
                  (b) constitute a consideration for, or an inducement or condition of, the employment of any employee; or
                  (c) create any right to be retained in the employ of any Employer; or
                  (d) interfere with the right of any Employer to discharge any employee at any time, with or without cause.

             17.   Not Compensatory
                   ----------------

             This Plan is intended solely to provide employees a convenient mechanism with which to purchase TRU Common Stock through payroll deductions, or otherwise, and is not to be construed as a form of current or deferred compensation, for purposes of this Plan or any other Plan, practice, custom or arrangement for employees, whether or not an "employee benefit plan" defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.